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                                                                    EXHIBIT 6(e)

               CHANGE IN CONTROL AGREEMENT WITH WILLIAM K. MALONE


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                           CHANGE IN CONTROL AGREEMENT

         THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") entered into this 12th day of March, 1998 between McINTOSH BANCSHARES, INC., a Georgia corporation (the "Corporation"), and WILLIAM K. MALONE (the "Employee").

                              W I T N E S S E T H :

         WHEREAS, the Corporation wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any actual or contemplated Change in Control (as defined hereinafter) of the Corporation or McIntosh State Bank, the Corporation's wholly-owned subsidiary (the "Bank"), and Employee is a key employee of the Corporation and Bank and an integral part of their management; and

         WHEREAS, this Agreement is not intended to materially alter the compensation and benefits that Employee could reasonably expect to receive in the absence of a Change in Control of the Corporation or the Bank, and this Agreement accordingly will be offered solely upon circumstances relating to an actual or anticipated Change in Control of the Corporation or Bank.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. DEFINITIONS

            As used in this Agreement of the following terms shall have the definitions as set forth hereinafter:

            1.1 "Board of Directors" shall mean the Board of Directors of the Corporation or the Bank, as the case may be.

            1.2  "Cause" shall mean either:

                 1.2.1 any act that constitutes on Employee's part, fraud, dishonesty, a felony or gross malfeasance of duty, and that directly results in material injury to the Corporation or to the Bank; or

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                 1.2.2 conduct by Employee in his office with the Corporation or the Bank that is grossly inappropriate and demonstrably likely to lead to material injury to the Corporation or the Bank, as determined by the Board of Directors acting reasonably and in good faith; provided, however, such conduct shall not constitute Cause unless the Board of Directors shall deliver to Employee notice setting forth with specificity that conduct to qualify as Cause, reasonable action that would remedy such objection, and a reasonable time (not less than thirty (30) days) within which Employee may take such remedial action, and Employee shall not have taken such specified remedial action within the specified time.

            1.3  "Change in Control" shall mean either:

                 1.3.1 the acquisition, directly or indirectly, by any "Person (as defined hereinafter) within any twelve (12) month period of securities of the Corporation or of the Bank which represent an aggregate of twenty-five percent (25%) or more of the combined voting power of the Corporation's or Bank's outstanding securities; or

                 1.3.2 during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

                 1.3.3 consummation of a merger, consolidation or other business combination of the Corporation or the Bank with any other Person or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Corporation or the Bank immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity, or a parent or affiliate thereof) at least sixty percent (60%) of the outstanding common stock of the Corporation or the Bank, or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination; or

                 1.3.4 consummation of a plan of complete liquidation of the Corporation or the Bank or an agreement for the sale or disposition by the Corporation or the Bank of all or substantially all of the Corporation's or Bank's assets; or

                 1.3.5 the occurrence of any other event or circumstance which is not covered by (i) through (iv) above which the Board of Directors determines affects control of the Corporation or of the Bank and, in order to implement the purposes of this

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Agreement as set forth above, adopts the resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

            1.4 "Current Salary" shall mean that salary at the highest rate in effect during the six (6) month period prior to Employee's termination.

            1.5 "Disability" shall mean the Employee's inability as a result of physical or mental incapacity to substantially perform his duties for the Corporation or for the Bank on a full-time basis for a period of six (6) months as determined by a physician acceptable to both Employee and the Corporation.

            1.6 "Involuntary Termination" shall mean termination of his employment by Employee following a Change in Control, which in the reasonable judgment of Employee is due to either:

                 1.6.1 a change in Employee's responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to Employee of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or

                 1.6.2 a reduction in Employee's compensation or benefits; or

                 1.6.3 a forced relocation of Employee outside of Butts County or significant increase in Employee's travel requirements. Involuntary Termination does not include Employee's Disability, Retirement (as defined hereinafter) or death.

            1.7 "Person" shall mean a natural person, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

            1.8 "Present Value" shall have the same meaning as provided in
Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended.

            1.9 "Proposed Transaction" shall mean either a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board of Directors of the Corporation or the Bank receives and decides to explore an expression of interest with respect to a transaction in which, if consummated, would lead to a Change in Control.

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            1.10 "Retirement" shall mean Employee's termination by "retirement"
as that term is defined in any of the Corporation's or Bank's retirement plans.

         2. OPERATION OF AGREEMENT

            This Agreement shall be effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither the Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Corporation or of the Bank. Upon such a Change in Control of the Corporation or of the Bank during the term of this Agreement, all of the provisions hereof shall become operative immediately.

         3. TERM OF AGREEMENT

            The term of this Agreement shall be for an initial three (3) year period commencing on the date hereof, and shall be renewable at the end of the first year of such initial three (3) year period and annually thereafter, for an additional one (1) year period following the initial three (3) year period and prior extensions thereof in the sole discretion of the Board of Directors of the Corporation and upon such terms and conditions as it may authorize at such time.

         4. BENEFITS FOLLOWING A CHANGE IN CONTROL

            4.1 Employee shall be entitled to and the Corporation shall pay to Employee, the salary, bonus and benefits set forth in paragraph 4.3 below if a Change in Control occurs during the term of this Agreement and Employee's employment is terminated within two (2) years following the Change in Control either:

                 4.1.1 by the Corporation or the Bank other than for Cause or by reason of Employee's Disability, Retirement or death, or

                 4.1.2 by Employee pursuant to Involuntary Termination.

            4.2 Employee shall be entitled to and the Corporation shall pay to Employee the salary, bonus and benefits set forth in paragraph 4.3 below if during the term of this Agreement there is a Proposed Transaction and Employee's employment is thereafter terminated by the Corporation or the Bank other than for Cause or by reason of Employee's Disability, Retirement or death, and the Proposed Transaction is consummated within one (1) year after the date of termination of Employee's employment, then a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of Employee's employment shall be deemed to have occurred within two (2) years following a Change in Control.

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                 4.3.1 The Corporation or the Bank shall pay and Employee shall receive his Current Salary (subject to withholding all applicable taxes) for a period of two (2) years from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment, said lump sum payment to be determined by taking the salary payments to be made and discounting them to their Present Value.

                 4.3.2 The Corporation or the Bank shall pay and Employees shall receive a bonus (subject to withholding all applicable taxes) greater than or equal to a pro rata percentage of the previous years' bonus based upon the number of months worked during the current fiscal year prior to termination.

                 4.3.3 The Corporation or the Bank shall pay and Employee shall receive the ss.401(k) contributions based upon Employee's Current Salary (subject to withholding all applicable taxes) for a period of two (2) years from the date of his termination in the same manner as it was being paid as of the date of termination; provided, however, that the ss.401(k) contributions provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment, said lump sum payment to be determined by taking the ss.401(k) contributions to be made and discounting them to their Present Value.

                 4.3.4 Employee shall be entitled to any life, health or disability insurance in effect at the time of Employee's termination for a period of two (2) years from his date of termination in the same manner as it was provided as of the date of termination.

                 4.3.5 Employee shall be entitled to purchase the automobile provided by the Bank at the Bank's depreciated value.

         5. MISCELLANEOUS

            5.1 Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Employee, and agree that this Agreement may not be assigned or transferred by Employee, in whole or in part, without the prior written consent of the Corporation. Any business entity succeeding to all or substantially all of the business of the Corporation or the Bank by purchase, merger, consolidation, sale of assets or otherwise shall be bound by this Agreement.

            5.2 Other Agents. Nothing in this Agreement is to be interpreted as limiting the Corporation from employing other personnel on such terms and conditions as may be satisfactory to the Corporation.

            5.3 Notices. All notices, requests, demands and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing, if mailed first class, certified mail, postage prepaid:

         To the Corporation:  McIntosh Bancshares, Inc.
                              210 South Oak Street
                              P.O. Box 3818
                              Jackson, GA  30233

         To Employee:         William K. Malone
                              c/o McIntosh State Bank
                              210 South Oak Street
                              P.O. Box 3818
                              Jackson, GA  30233

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other part in the same manner provided herein.

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            5.4 Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

            5.5 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a Waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the Waiver.

            5.6 Amendments. This Agreement may be amended or modified only to a writing signed by both parties hereto making specific reference to this Agreement.

            5.7 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

            5.8 Arbitration. The parties agree that all disputes that may arise between them relating to the interpretation or performance of this Agreement, shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction. In the event Employee incurs legal fees and other expense in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Corporation shall promptly pay the Employee's reasonable legal fees and expense incurred in enforcing this Agreement. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with the arbitration, with the fee for the arbitrator to be shared equally.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by its duly authorized officers and Employee has hereunto set his hand, as of the date and year first above written.

                                       "CORPORATION"

                                       McINTOSH BANCSHARES, INC.

                                       By:
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                                           Chairman
Attest:
        ---------------------------
        Secretary

(SEAL)

                                       "EMPLOYEE"



                                       -----------------------------------------
                                       WILLIAM K. MALONE